EX-99.1

                                  News
                   Release

Vectren Corporation

One Vectren Square

Evansville, IN  47708

Aug. 18, 2011
FOR IMMEDIATE RELEASE
Vectren media contact: Chase Kelley, (812) 491-4128 or kckelley@vectren.com
OUCC media contact: Anthony Swinger, (317) 233-2747

Vectren receives approval to continue
Indiana natural gas energy efficiency programs

Evansville, Ind. – Vectren Energy Delivery of Indiana (Vectren; NYSE:VVC) received approval today from the Indiana Utility Regulatory Commission (IURC) to extend its natural gas energy efficiency programs known as Conservation Connection for another four years. Having originally received IURC approval in 2006 as the product of a collaboration between Vectren and the Indiana Office of Utility Consumer Counselor (OUCC), Conservation Connection has helped Vectren customers cumulatively save nearly 25 million therms of natural gas since inception, which is enough to heat more than 30,000 homes for a year. The energy efficiency programs were set to expire this December.

“The IURC’s approval to continue our Conservation Connection programs is a big win for our customers,” said Vectren Chairman, President and CEO Carl Chapman. “These programs provide customers the tools they need to implement energy efficiency measures and lower their natural gas consumption. Given approximately 60 to 70 percent of each customer's bill goes toward the cost of gas in the winter, reducing consumption produces significant savings and helps conserve natural resources.”

Vectren’s Conservation Connection offers residential and small business natural gas customers energy-saving opportunities in the form of appliance rebates, custom programs for businesses and online tools to perform energy audits and bill analysis. Since inception, Vectren customers have taken action on more than 100,000 rebates and energy-saving measures, which has led to $20 million in cumulative avoided natural gas costs to date. The most popular rebates issued include nearly 35,000 high-efficiency furnace rebates, 18,000 programmable thermostat rebates and 7,500 high-efficiency water heater rebates. In total, $12.3 million in rebates have been issued to Vectren customers since December 2006.

“I am pleased that the IURC has approved the settlement agreement reached between Vectren and the OUCC, which permits an extension of Vectren’s natural gas energy efficiency programs to its customers beyond 2011,” said Indiana Utility Consumer Counselor David Stippler. “The relative success of Vectren’s energy efficiency programs over the past five years warrants an extension of these programs. Moreover, the long-term interests of Vectren’s customers are served by efforts to reduce their gas consumption in order to realize appreciable savings and promote energy conservation,” continued Stippler. “I especially appreciate the collaborative work between Vectren and the OUCC, which resulted in agreed modifications to the programs to improve their overall effectiveness and better serve Vectren’s customers. Such modifications include a revised portfolio of energy efficiency programs and safeguards against significant bill increases for residential customers during the extension of these programs.”

The IURC also extended Vectren’s gas rate design known as decoupling, which effectively breaks the linkage between the recovery of fixed service costs and the amount of customer usage. As such, this rate design allows Vectren to incent energy efficiency efforts and help customers lower the total cost of their natural gas bills without jeopardizing the utility’s ability to recover costs that are essential to safe, reliable service.

To see all the Conservation Connection programs, visit http://www.vectren.com or call (866) 240-8476.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind.  Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.